Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF
INTERNAP NETWORK SERVICES CORPORATION

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Internap Network Services Corporation, a Delaware corporation (the “Corporation”), by the Corporation’s Certificate of Incorporation, the Corporation does hereby amend and restate in its entirety Section (IV)(D)(2)(c) of the Certificate of Incorporation of the Corporation; the Corporation having previously received the requisite vote of its stockholders entitled to vote on such amendment.

Therefore, Section (IV)(D)(2)(c) of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

(c) Deemed Liquidation Event. For purposes of this Section (IV)(D)(2), each of the following events shall be deemed a liquidation event:

(i) (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, effected by the Corporation with the approval of the Board of Directors of the Corporation, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization; or (B) a transaction or series of transactions, effected with the approval of the Board of Directors of the Corporation, in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of the Common Stock or voting power of the Corporation (each, an “Acquisition”), excluding, in each case,

(1) any transaction solely to effect a holding company reorganization or to change the Corporation’s domicile; or

(2) any transaction pursuant to which the Series A Stock was first acquired from the Corporation; or

(3) any change in ownership caused by a change in the applicable Series A Conversion Price (as defined herein); or

(ii) a sale, lease or disposition of all or substantially all of the assets of the Corporation(an “Asset Transfer”); provided that an Asset Transfer shall not include any sale, lease or disposition not effected voluntarily by the Corporation (including, without limitation, actions taken in response to a contractual obligation or court order).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged by its undersigned duly authorized officer this 31st day of October, 2002.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ GREGORY PETERS
Name:	Gregory Peters
Title:	President & Chief Executive Officer